As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333-169350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOB EVANS FARMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-4421866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)

Bob Evans Farms, Inc.

2010 Equity and Cash Incentive Plan

(Full title of the plans)

Kevin C. O’Neil

Vice President, Assoc. General Counsel

and Asst. Corporate Secretary

Bob Evans Farms, Inc.

8111 Smith’s Mill Road

New Albany, Ohio

(Name and address of agent for service)

(614) 491-2225

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Bob Evans Farms, Inc., a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), originally registered pursuant to its Registration Statement (File No. 333-169350) filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2010 (the “Prior Registrant Statement”) for offer or sale pursuant to the Registrant’s 2010 Stock and Cash Incentive Plan (the “Prior Plan”). Pursuant to the Prior Registration Statement, the Registrant registered 2,400,000 new shares of Common Stock for issuance under the Prior Plan, and carried over 811,031 shares of Common Stock from prior plans for issuance under the Prior Plan.

On August 21, 2013, the Registrant’s stockholders approved the Amended and Restated 2010 Stock and Cash Incentive Plan (the “2010 Plan”) which, among other things, authorized 2,600,000 shares for issuance pursuant to the 2010 Plan (the “New Shares”), plus any shares then available for issuance under the Prior Plan and any shares subject to outstanding awards under the Prior Plan that are subsequently canceled, forfeited, or terminate, expire or lapse for any reason or otherwise subsequently become available under the Prior Plan. As of the June 19, 2015 there are 1,321,241 shares previously registered for issuance and not subject to outstanding awards remained (the “Carryover Shares”). Such Carryover Shares have been carried over to the 2010 Plan and have become available for issuance thereunder. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effect Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register 250,000 New Shares and to transfer the 1,321,241 Carryover Shares so they are all available for issuance under the 2010 Plan. The registration fee paid for the 1,321,241 Carryover Shares under the Prior Registration Statement is carried over to the New Registration Statement.

The Registrant may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister additional shares that are currently subject to outstanding awards under the Prior Plan but that subsequently become available for new awards under the 2010 Plan, and may register such additional shares pursuant to subsequent registration statements.

[Signature page to immediately follow.]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on June 26, 2015.

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil
Vice President, Assoc. General Counsel and
Asst. Corporate Secretary

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2015.

Signature	Title

/s/ Mark E. Hood	Member, Office of the Chief Executive
Mark E. Hood	(Principal Executive Officer)

/s/ J. Michael Townsley	Member, Office of the Chief Executive
J. Michael Townsley	(Principal Executive Officer)

/s/ Mark E. Hood	Chief Financial Officer
Mark E. Hood	(Principal Financial Officer)

Senior Vice President, Chief Accounting Officer and Controller
/s/ Sylvester J. Johnson	(Principal Accounting Officer)
Sylvester J. Johnson

Douglas N. Benham	}
Charles M. Elson	}
Michael J. Gasser	}
Mary Kay Haben	}	Directors*
David W. Head	}
Kathleen S. Lane	}
Eileen A. Mallesch	}
Larry S. McWilliams	}
Kevin M. Sheehan	}
Michael F. Weinstein	}
Paul S. Williams	}

*	The above-named directors of the Registrant sign this Registration Statement by Kevin C. O’Neil, their attorney-in-fact, pursuant to the Power of Attorney signed by the above-named directors, which Power of Attorney is filed as Exhibit 24 to this Registration Statement.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Attorney-in-Fact

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